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                                                                    EXHIBIT 4(k)

                              CERTIFICATE OF TRUST
                                       OF
                      ANADARKO PETROLEUM CAPITAL TRUST III

         This Certificate of Trust is being executed as of February 9, 2001 for the purposes of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. Sections 3801 et seq. (the "Act").

         The undersigned hereby certifies as follows:

         1. Name. The name of the business trust is "Anadarko Petroleum Capital Trust III" (the "Trust").

         2. Delaware Trustee. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

                           The Bank of New York (Delaware)
                           White Clay Center, Route 273
                           Newark, Delaware 19711

         3. Effectiveness. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Trust as of the date and year first above written.

                                       THE BANK OF NEW YORK (DELAWARE)
                                       not in its individual capacity but solely as a trustee of the Trust



                                       By: /s/ Michael Santino
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                                           Name: Michael Santino, SVP
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                                           Title:
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